As filed with the Securities and Exchange Commission on November 25, 1998

                                           Registration Statement No. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                       TANGRAM ENTERPRISE SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)
     Pennsylvania                                        23-2214726
(State of Incorporation)                    (I.R.S. Employer Identification No.)
              11000 Regency Parkway, Suite 401, Cary, NC 27511-8504
          (Address of principal executive offices, including zip code)

       1997 EQUITY COMPENSATION PLAN, STOCK OPTION PLAN FOR DIRECTORS, AND
                     CHARLES A. ROOT STOCK OPTION AGREEMENT

                            (Full title of the plan)
                            John B. Wright, II, Esq.
                           800 The Safeguard Building
                              435 Devon Park Drive
                              Wayne, PA 19087-1945
                     (Name and Address of Agent for Service)

                                 (610) 293-0600
                     (Telephone Number of Agent for Service)



                         CALCULATION OF REGISTRATION FEE

                                      Proposed        Proposed
Title of                              maximum         maximum
securities         Amount             offering        aggregate     Amount of
to be              to be              price per       offering      registration
registered         registered(1)      share           price         fee(2)
Common Stock,      2,198,000          (2)             $9,971,665    $2,772.12
$.01 par value

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also registers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(2) Calculated pursuant to Rule 457(c) and 457(h). As to 769,952 shares subject to outstanding but unexercised options, the fee is computed based upon the per share price at which the options may be exercised as follows: 170,000 shares at $1.00, 2,000 shares at $1.125, 2,000 shares at $1.50, 10,000 shares at $1.75 per share, 423,971 shares at $3.75,
        29,499 shares at $4.50, 50,000 shares at $4.75, 2,000 shares at $5.00,
        2,000 shares at $5.25, 2,000 shares at $5.75, 50,448 shares at $6.75,
        4,000 shares at $7.00, 10,000 shares at $7.125, 2,034 shares at $7.375, and 10,000 shares at $10.25. As to the remaining 1,428,048 shares that are reserved for future issuance under the 1997 Equity Compensation Plan, the fee is computed based upon the average of the high and low prices for a share of Common Stock of the Registrant on November 20, 1998 as reported on the Nasdaq SmallCap Market.


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

                                     PART II
                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

      The following documents, as filed by Tangram Enterprise Solutions, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement:

      1. The Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

      2. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998.

      3. The description of the Registrant's Common Shares contained in the Registrant's Registration Statement on Form 8-A filed by the Registrant on March 5, 1987 to register such securities under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement but prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of each such document.

      Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that is also incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.     Description of Securities.

      Not Applicable

Item 5.     Interests of Named Experts and Counsel.

      The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by John B. Wright, II, Esquire, 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087-1945. Mr. Wright is Senior Corporate Counsel of Safeguard Scientifics, Inc. Safeguard Scientifics (Delaware), Inc., a wholly owned subsidiary of Safeguard Scientifics, Inc., beneficially owns 10,448,738 shares of Common Stock of the Registrant, representing approximately 67% of the Company's outstanding shares of Common Stock.

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

Item 6.     Indemnification of Directors and Officers.

      Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL") provide that a business corporation may indemnify directors and officers against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. The corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

      Section 1713 of the PBCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. The statute provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or responsibility under a criminal statute.

      Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

      The Registrant's bylaws, in Article X, Section 1, provide that a director of the Registrant or any other corporation for which he serves as such at the request of the Registrant shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his office as defined in the PBCL, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

      Article X, Section 2 of the Registrant's bylaws provides that the Registrant shall indemnify each person who is or was a director, officer or employee of the Registrant, or of any other corporation for which he served as such at the request of the Registrant, against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action, suit, or proceeding (whether brought by or in the right of the Registrant or such other corporation or otherwise), civil or criminal or in connection with an appeal relating thereto, in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of the Registrant or of such other corporation, or by reason of any past or future action taken or not taken in his capacity as such director, officer or employee, whether or not he continues to be such at the time such liability or expense is incurred, unless such person has breached or failed to perform


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

the duties of his office which, for officers and directors, shall be defined in the BCL and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. As used in Article X, the terms "liability" and "expense" shall include, but shall not be limited to, counsel fees and disbursement amounts of judgments, fines or penalties. The termination of any claim, action, suit or proceeding, civil or criminal, by judgment, settlement (whether with or without court approval) or conviction, or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director, officer or employee did not meet the standards of conduct set forth in the first sentence of Section 2 of Article X of the bylaws except where there shall have been a judgment rendered by a court specifically finding that the action or conduct of such director, officer or employee constituted self-dealing, recklessness or willful misconduct. Any such director, officer or employee referred to in Section 2 of Article X of the bylaws who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit or proceeding of the character described therein shall be entitled to indemnification as of right. Expenses incurred with respect to any civil or criminal action, suit or proceeding may be advanced by the Registrant prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it shall ultimately be determined that he is not entitled to indemnification under Article X. The rights of indemnification provided in Article X shall be in addition to any rights to which any person concerned may otherwise be entitled by contract or as a matter of law, and shall inure to the benefit of the heirs, executors and administrators of any such person.

      The Registrant has a directors' and officers' liability insurance policy that affords directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Item 7.     Exemption from Registration Claimed.

      Not Applicable

Item 8.     Exhibits.

      The following exhibits are filed as part of this Registration Statement.

4.1 1997 Equity Compensation Plan (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997)

4.2   Stock Option Plan for Directors

4.3 Stock Option Agreement between the Registrant's predecessor-in-interest (Rabbit Software Corporation) and Charles A. Root dated December 22, 1992

5.1   Opinion of John B. Wright, II, Esquire

23.1  Consent of Ernst & Young LLP

23.2  Consent of Counsel -- included in opinion filed as Exhibit 5 hereto

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

24.1 Power of Attorney (included with signature page of this Registation Statement)

Item 9.     Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the


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

Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

The balance sheets of Tangram Enterprise Solutions, Inc. as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, incorporated by reference have been incorporated by reference herein in reliance upon the reports of Ernst & Young LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


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

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cary, North Carolina on November 23, 1998.

                                 TANGRAM ENTERPRISE SOLUTIONS, INC.


                                 By:    /s/ W. Christopher Jesse
                                        ------------------------
                                        W. Christopher Jesse, President and
                                        Chief Executive Officer



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

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. EACH PERSON IN SO SIGNING, ALSO MAKES, CONSTITUTES AND APPOINTS
W. CHRISTOPHER JESSE AND JOHN N. NELLI, AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT, IN HIS NAME, PLACE, AND STEAD TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT.


Dated:      Nov. 23, 1998                       /s/ W. Christopher Jesse
                                    --------------------------------------------
                                    W. Christopher Jesse, President and
                                    Chief Executive Officer and Director
                                    (Principal Executive Officer)


Dated:      Nov. 23, 1998                       /s/ John N. Nelli
                                    --------------------------------------------
                                    John N. Nelli, Senior Vice President and
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

Dated:      Nov. 23, 1998                       /s/ Charles A. Root
                                    --------------------------------------------
                                    Charles A. Root, Chairman of the Board


Dated:      Nov. ____, 1998
                                    --------------------------------------------
                                    Michael H. Forster, Director

Dated:      Nov. 23, 1998                       /s/ Steven F. Kuekes
                                    --------------------------------------------
                                    Steven F. Kuekes, Director

Dated:      Nov. 23, 1998                       /s/ John F. Owens
                                    --------------------------------------------
                                    John F. Owens, Director

Dated:      Nov. 23, 1998                       /s/ Carl G. Sempier
                                    --------------------------------------------
                                    Carl G. Sempier, Director

Dated:      Nov. 23, 1998                       /s/ Harry Wallaesa
                                    --------------------------------------------
                                    Harry Wallaesa, Director

Dated:      Nov. 23, 1998                       /s/ Carl Wilson
                                    --------------------------------------------
                                    Carl Wilson, Director


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

                                  EXHIBIT INDEX


Exhibit
Number      Description of Exhibit

4.1         1997 Equity Compensation Plan (incorporated by reference to Exhibit
            4.1 of the Company's Annual Report on Form 10-Q for the period ended September 30, 1997)

4.2         Stock Option Plan for Directors

4.3 Stock Option Agreement between the Registrant's predecessor-in-interest (Rabbit Software Corporation) and Charles A. Root dated December 22, 1992

5.1         Opinion of John B. Wright, II, Esquire

23.1        Consent of Ernst & Young LLP

23.2        Consent of Counsel -- included in opinion filed as Exhibit 5 hereto

24.1 Power of Attorney (included with signature page of this Registation Statement)


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